UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2021 (July 29, 2021)

FLYWIRE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-40430	27-0690799
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

141 Tremont St #10

Boston, MA 02111

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 329-4524

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, $0.0001 par value per share	FLYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2021, Flywire Corporation (the “Company”) replaced its existing revolving credit facility by entering into a Credit Agreement (the “Credit Agreement”), dated as of July 29, 2021 (the “Closing Date”), among the Company, as borrower, the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time, and Citibank N.A., as administrative agent. Citibank N.A. acted as sole Lead Arranger and sole Bookrunner, Silicon Valley Bank acted as Syndication Agent, and JPMorgan Chase Bank, N.A. acted as Documentation Agent. Terms used herein with initial capital letters that are not otherwise defined herein are as defined in the Credit Agreement.

The Credit Agreement provides for a $50.0 million senior secured three year revolving credit facility with the right (subject to certain conditions) to request an increase to such revolving loan facility by up to $50.0 million in the aggregate. The three year tenor facility provides for a revolving credit facility of which $25,938,575.84 was drawn on the Closing Date, as well as for borrowings up to the amount of the facility with sublimits of up to (i) $5.0 million to be available for the issuance of letters of credit and (ii) $5.0 million to be available for swingline loans.

Under the Credit Agreement, loans bear interest, at the Company’s option, either at an annual rate based on Alternate Base Rate (“ABR”), which references the prime rate, plus an applicable margin or LIBOR plus an applicable margin. Loans based on ABR shall bear interest at a rate between ABR plus 0.75% and ABR plus 1.25%, and loans based on LIBOR shall bear interest at a rate between LIBOR plus 1.75% and LIBOR plus 2.25%, depending on the Company’s liquidity, as defined and calculated according to the Credit Agreement. The Company is required to pay a commitment fee between 0.25% and 0.35% per annum, depending on the Company’s liquidity, on the undrawn portion available under the revolving credit facility. In addition, the Company is required to pay a fee on all outstanding letters of credit equal to the average daily maximum aggregate amount available to be drawn under all outstanding letters of credit, times the applicable margin then in effect with respect to LIBOR loans.

To further induce the Lenders and Issuing Banks to enter into the Credit Agreement, the Company and its Material Domestic Subsidiaries (the “Grantors”) have entered into a Pledge and Security Agreement (the “Pledge Agreement”), dated as of July 29, 2021, by and among the Company, the Grantors and Citibank, N.A., in its capacities as administrative agent and collateral agent for the Secured Parties (as such term is defined in the Pledge Agreement). Pursuant to the Pledge Agreement, and subject to certain limited exceptions, the obligations under the Credit Agreement and the guarantees are secured by a lien on substantially all of the tangible and intangible property of the Grantors, and by a pledge of all of the equity interests of the Company’s Material Domestic Subsidiaries and 65% of each class of capital stock of any material first-tier foreign subsidiaries, subject to limited exceptions.

The Credit Agreement contains customary affirmative and negative covenants and restrictions typical for a financing of this type that, among other things, require the Company to satisfy certain financial covenants and restrict the Company’s and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the Credit Agreement becoming immediately due and payable and termination of the commitments.

A copy of the Credit Agreement and Pledge Agreement are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively. The foregoing descriptions of the Credit Agreement and Pledge Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement, and the Pledge Agreement which are incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement

On July 29, 2021, the Company used an aggregate of $25,546,180.59 received from the proceeds of loans issued under the Credit Agreement to pay all outstanding principal, interest and other amounts owing under its existing loan and security agreement with Silicon Valley Bank, dated January 16, 2018, as amended from time to time (“LSA”). Upon the payoff of these obligations, the LSA, all related agreements evidencing obligations under the LSA, and all lender commitments to make loans or other extensions of credit under the LSA, were terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of July 29, 2021, by and among Flywire Corporation, the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time, and Citibank

10.2	Pledge Agreement, dated as of July 29, 2021, by and among Flywire Corporation, the Grantors and the Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLYWIRE CORPORATION

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: Chief Financial Officer

Dated August 4, 2021